bakertilly

www.bakertilly.cl

Consent of Independent Registered Public Accounting Firm

Cerberus Cyber Sentinel Corporation
Scottsdale, Arizona

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) our report dated February 12, 2022 relating to the financial statements of Arkavia Networks SpA ("Arkavia"- Chilean Company) appearing in the Current Report on Form 8-K/A of Cerberus Cyber Sentinel Corporation ("Cerberus") filed with the Securities and Exchange Commission ("SEC") on February 14, 2022; and (ii) our report dated April 15, 2022 relating to the financial statements of Arkavia (Chilean Company) appearing in the Annual Report on Form 10-K of Cerberus for the year ended December 31, 2021 filed with the SEC on April 15, 2022.

BAKER TILLY CHILE LTDA.

CLAUDIO SILVA MORALES

Certified Public Accountants

Santiago, Chile
October 17, 2022